As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2989601
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Terminal Drive

Plainview, New York 11803

(Address of principal executive offices)

ULTRATECH, INC. 1993 STOCK OPTION/STOCK ISSUANCE PLAN

AS AMENDED AND RESTATED MAY 31, 2011

(Full title of the Plan(s))

Gregory A. Robbins

Senior Vice President, General Counsel and Secretary

Veeco Instruments Inc.

Terminal Drive

Plainview, New York 11803

(516) 677-0200

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Thomas J. Knox, Esq.

Lawrence R. Bard, Esq.

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,”  “smaller reporting company,” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan
Common Stock, par value $0.01 per share	338,144	$30.90	$10,448,649.60	$1,211.00

(1)     Represents shares issuable pursuant to restricted stock units that were assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of February 2, 2017, by and among the Registrant, Ultratech, Inc., and Ulysses Merger Subsidiary Corp. This Registration Statement shall also cover any additional shares of Common Stock attributable to the registered shares which become issuable under the Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration resulting in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)     Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on The Nasdaq Stock Market on May 19, 2017.

EXPLANATORY NOTE

On February 2, 2017, Veeco Instruments Inc., a Delaware corporation (the “Company” or the “Registrant”), Ultratech, Inc., a Delaware corporation (“Ultratech”) and Ulysses Acquisition Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will be merged with and into Ultratech (the “Merger”), with Ultratech surviving the Merger as a wholly owned subsidiary of the Company.

In connection with the Merger, the Registrant assumed certain restricted stock units (the “Assumed RSUs”) available and outstanding under the Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan, as amended and restated May 31, 2011 (the “Plan”), as set forth on the cover page hereto. The Assumed RSUs remain subject to the terms set forth in the award agreement governing the award and the Plan, except that the Assumed RSUs relate to shares of Company common stock and the number of restricted stock units was adjusted pursuant to the Merger Agreement to reflect the difference in the value of a share of Company common stock and a share of Ultratech common stock prior to closing the Merger. After the Merger and notwithstanding any other provisions of the Plan, no further grants will be made under the Plan, and the Company is solely maintaining the Plan with respect to the Assumed RSUs.

This registration statement on Form S-8 (this “Registration Statement”) is filed by the Registrant for the purpose of registering its shares of common stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 22, 2017;

(b)         The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the Commission on May 5, 2017;

(c)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)         The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act on November 18, 1994, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

In our amended and restated certificate of incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transactions from which a director derived an improper personal benefit.

Our amended and restated certificate of incorporation also requires us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.  A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Our fifth amended and restated bylaws, as amended, include the following provisions in Section 6.1:

“6.1 Indemnification of Officers and Directors.  Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. As used herein, the term “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.”

We also have entered into indemnification agreements with each of our directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of the Company and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 0-16244.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
4.1	Amended and Restated Certificate of Incorporation of Veeco Instruments Inc. dated December 1, 1994, as amended June 2, 1997 and July 25, 1997	Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Exhibit 3.1
4.2	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 29, 1998	Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3.2
4.3	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 5, 2000	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Exhibit 3.1
4.4	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 16, 2002	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Exhibit 3.1
4.5	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 18, 2010	Annual Report on Form 10-K for the year ended December 31, 2010, Exhibit 3.8
4.6	Fifth Amended and Restated Bylaws of Veeco Instruments Inc. effective February 5, 2016	Current Report on Form 8-K filed on February 10, 2016, Exhibit 3.1
5.1	Opinion of Morrison & Foerster LLP	Filed herewith
10.1	Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan (As Amended and Restated as of May 31, 2011).	Filed herewith
23.1	Consent of Morrison & Foerster LLP	Included in Exhibit 5.1
23.2	Consent of Ernst & Young LLP, Independent Registered Public	Filed herewith

Accounting Firm
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plainview, State of New York on May 26, 2017.

VEECO INSTRUMENTS INC.

By:	/s/ John R. Peeler
John R. Peeler
Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints John R. Peeler and Gregory A. Robbins, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 26, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ John R. Peeler	Chairman and Chief Executive Officer
John R. Peeler	(principal executive officer)

/S/ Shubham Maheshwari	Executive Vice President and Chief Financial Officer
Shubham Maheshwari	(principal financial officer)

/s/ John P. Kiernan	Senior Vice President, Finance, Chief Accounting Officer,
John P. Kiernan	Corporate Controller and Treasurer
(principal accounting officer)

Kathleen A. Bayless	Director

/s/Richard A. D’Amore
Richard A. D’Amore	Director

/s/ Gordon Hunter
Gordon Hunter	Director

/s/ Keith D. Jackson
Keith D. Jackson	Director

/s/ Peter J. Simone
Peter J. Simone	Director

/s/ Thomas St. Dennis
Thomas St. Dennis	Director

INDEX TO EXHIBITS

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 0-16244.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
4.1	Amended and Restated Certificate of Incorporation of Veeco Instruments Inc. dated December 1, 1994, as amended June 2, 1997 and July 25, 1997	Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Exhibit 3.1
4.2	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 29, 1998	Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3.2
4.3	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 5, 2000	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Exhibit 3.1
4.4	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 16, 2002	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Exhibit 3.1
4.5	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 18, 2010	Annual Report on Form 10-K for the year ended December 31, 2010, Exhibit 3.8
4.6	Fifth Amended and Restated Bylaws of Veeco Instruments Inc. effective February 5, 2016	Current Report on Form 8-K filed on February 10, 2016, Exhibit 3.1
5.1	Opinion of Morrison & Foerster LLP	Filed herewith
10.1	Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan (As Amended and Restated as of May 31, 2011).	Filed herewith
23.1	Consent of Morrison & Foerster LLP	Included in Exhibit 5.1
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Filed herewith
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)